UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2006

TIER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23195	94-3145844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

(571) 382-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported, on March 10, 2006, Tier Technologies, Inc. (“Tier” or the “Company”) received the decision of the Nasdaq Listing Qualifications Panel (the “Panel”) granting the Company’s request for continued listing of its common stock on The Nasdaq National Market, subject to certain conditions. One of the Panel’s conditions for continued listing requires that the Company file with the Securities and Exchange Commission (the “SEC”) by May 5, 2006, its Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the quarter ended December 31, 2005.

The Company has now concluded that it is unlikely it will be in a position to file those reports with the SEC by the May 5, 2006 deadline established by the Panel. The delay relates primarily to the Company’s ongoing work in reconciling certain accounting records at one of its payment processing centers. As previously reported, the Company discovered unreconciled accounts at that one payment processing center relating to amounts owed to the Company as a result of both (1) insufficient-funds checks received by the Company from child-support payers, and (2) over-payments made by the Company. On November 2, 2005, the Board of Directors approved the engagement of a forensic accounting firm to assist it with the project of reconciling these accounting records. That firm was initially scheduled to provide the Company with final reconciled accounts by February 15, 2006; however, a number of issues have been identified with the reconciliations provided by that firm, which requires additional effort to resolve.

As a result of additional effort needed to complete the reconciliations of this payment processing center and the anticipated time it will take for the appropriate audits to be completed, on Friday, March 24, 2006, the Company sent a letter to Nasdaq reporting that it is unlikely to be able to meet the May 5, 2006 deadline imposed by the Panel for continued listing, and requesting an extension of that deadline until June 5, 2006. The Company can provide no assurance that the Panel will grant an extension and allow Tier to maintain the listing of its common stock on The Nasdaq National Market. If the Panel does not grant the extension, or if Tier is not able to meet other previously reported requirements of the Panel’s March 10, 2006 decision, Tier’s common stock could be delisted from The Nasdaq National Market.

Item 7.01 Regulation FD Disclosure

Audit Committee Independent Investigation

On December 14, 2005, the Company announced that it expected to restate its historical financial statements. As previously reported, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) retained an independent law firm, Ropes & Gray LLP, in December 2005 to conduct an independent investigation of restatement-related issues, which is now nearing completion.

The scope of the Audit Committee investigation includes: (i) examination of the qualitative and financial reporting issues giving rise to the restatement, including the issues Tier’s management brought to the Audit Committee’s attention; (ii) review of Tier’s proposed restatement and related filings as they are prepared by the Company; (iii) review of accounting control and management issues that come to the Audit Committee’s attention during the course of its investigation; and (iv) identification of remedial measures that the Audit Committee recommends the Company implement in light of its findings.

The Audit Committee has undertaken substantial efforts to-date during the course of this investigation, including conducting a number of witness interviews, identifying and collecting voluminous documents from the Company relating to the issues being investigated and consulting with KPMG on forensic and accounting matters. The document collection and review process, as well as the interview process, is largely complete. In view of the efforts and progress described above, the Committee continues to expect to be able to provide a substantive status report to the Panel on the investigation by April 5, 2006, and a final report to the Panel on the investigation by April 21, 2006, and thereby satisfy the applicable conditions of continued listing of the Company’s common stock established by the Panel.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.

By:	/s/ David E. Fountain
Name:	David E. Fountain
Title:	Chief Financial Officer

Date: March 27, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release